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                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT ("Agreement"), dated as of July 1, 1998, by and between AmeriServe Food Distribution, Inc., a Delaware corporation (the "Company"), and Thomas C. Highland (the "Employee").

                                    RECITALS

                  WHEREAS, ProSource Services Corporation and the Employee are parties to an Amended and Restated Employment Agreement, dated as of November 15, 1996 (the "Prior Agreement"); and

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of January 29, 1998, by and among AmeriServe Food Distribution, Inc., Steamboat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AmeriServe, and ProSource, Inc., a Delaware corporation ("ProSource"), the operations of ProSource and the Company will be combined; and

                  WHEREAS, the parties hereto desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Employee with the Company and to replace and supersede the Prior Agreement.

                  NOW, THEREFORE, the parties agree as follows:

                  1. EFFECTIVENESS AND EMPLOYMENT. The Company shall employ the Employee and the Employee shall be employed by the Company as of the date of this Agreement (the "Commencement Date").

                  2. TERM. The term of this Agreement and the employment of the Employee hereunder shall commence as of the Commencement Date, continue until July 1, 2001, and automatically shall be extended for additional one-year periods commencing on July 1, 2001, unless terminated (a) by the Company or the Employee effective as of July 1, 2001 or any subsequent anniversary thereof, upon the giving of written notice of such party's intention to terminate on or before April 1 of the year in which such employment is to terminate, or (b) as provided in Section 5.

                  3. POSITIONS AND DUTIES; PLACE OF PERFORMANCE.

                     (a) POSITIONS AND DUTIES. The Employee shall be employed as Executive Vice President - Chain Management and Vice Chairman of the Company and shall have the duties, responsibilities and authority as may from time to time be assigned to him by the Company's Board of Directors (the "Board") and/or the Chief Executive Officer of the Company that are consistent with and normally associated with such position and, without additional compensation, shall serve as a member of the Board. The Employee shall devote substantially all of his business time, effort, and energies exclusively to the business of the Company and its subsidiaries, and shall not serve as an active principal or a director or officer of any other company or entity without the prior written consent of the Board, except that the Employee may serve, without such consent, as a director or officer of any company on the board of which he is currently serving and of any trade association, civic, educational or charitable organization unless the Board determines that such service interferes with the performance of the Employee's duties hereunder.



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                     (b) PLACE OF PERFORMANCE. Except for required travel on the
Company's business, the Employee shall be based in the Miami, Florida metropolitan area until July 1, 2001 and, thereafter, in a location as shall be mutually agreed upon between the parties.

                  4. COMPENSATION AND BENEFITS.

                     (a) BASE SALARY. Effective as of the Commencement Date, the Company shall pay the Employee a base salary at the rate of no less than $475,000 per year (the "Base Salary"), payable in accordance with the Company's normal payroll practices for senior executives. The Board shall review the Base Salary annually; the Employee shall be entitled to such increases in his Base Salary as may be determined from time to time by the Board or pursuant to its delegation. If the Base Salary is increased, the new salary shall thereafter constitute the "Base Salary" for purposes of this Agreement.

                     (b) BONUSES. In addition to Base Salary, the Employee may receive a cash bonus. The bonus shall be determined by the Board or the appropriate committee thereof, in its sole discretion.

                     (c) OTHER BENEFIT PLANS AND FRINGE BENEFITS. The Employee shall be eligible to (i) participate in the Nebco Evans Holding Company 1998 Management Stock Option Plan and the 1998 AmeriServe SERP, (ii) participate in the employee benefit plans maintained by ProSource that the Employee currently participates in until such plans are integrated with the Company's plans, and, after such integration during the employment term, the Employee shall participate in the Company's employee benefit plans for its senior management executives, (iii) except as expressly provided herein, receive all fringe benefits for which his status and level of employment qualify him in accordance with the Company's usual plans, policies, and arrangements, and (iv) be reimbursed for up to $7,500 for actual expenses incurred for, among other things, financial consulting and tax planning and preparation services and legal advice. Notwithstanding anything to the contrary contained herein, in no event shall the Employee be entitled to receive duplicate benefits under this Agreement or any plan or program of ProSource or the Company.

                     (d) VACATION. The Employee shall be entitled to four weeks of paid vacation annually. The Employee shall determine, in his reasonable discretion, the timing of such vacation.

                     (e) AUTOMOBILE. During the term of his employment, the Company shall pay to the Employee on a monthly basis an amount equal to $1,750 to cover the monthly cost of an automobile of his choice and related expenses, including insurance on, maintenance of, and fuel for, the automobile.

                     (f) INITIATION FEES/CLUB DUES. The Employee shall be eligible to join a country club in the Miami Area and be reimbursed his initiation fee and monthly dues during



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the term of employment. In the event the Employee is relocated, the Company agrees to review the benefits provided by this Section 4(f) with the Employee and to consider in good faith any change hereto that may be required to preserve the economic purposes of this Agreement.

                     (g) OFFICE. During the term, the Employee shall be provided with office space, secretarial and other staff support, and communication equipment substantially similar to those currently made available to the Employee.

                     (h) EXPENSES. The Company will promptly reimburse the Employee for all business expenses incurred by him in connection with the performance of his duties to the Company and its subsidiaries.

                     (i) RELOCATION POLICY. If the Employee is requested to relocate his principal residence for the Company's benefit and the Employee agrees to relocate, the Employee shall be reimbursed for all expenses in accordance with the Company's relocation policy as in effect from time to time.

                  5. TERMINATION.

                     (a) COMPENSATION AND BENEFITS. Except as otherwise provided in this Section 5 or Section 7, upon termination of the Employee's employment hereunder, his right to compensation hereunder shall cease except that the Employee shall be entitled to receive his Base Salary and benefits up to the Date of Termination (as defined in Section 5(e)) or for the period required by law.

                     (b) DEATH AND DISABILITY. The Employee's employment hereunder shall terminate upon his death and may be terminated by the Company due to the Employee's Disability or by the Employee for Good Reason. For purposes of this Agreement, "Disability" shall mean the determination by a qualified physician that the Employee is physically or mentally incapacitated and has been unable for a period of six consecutive months, or for shorter periods aggregating six months in any period of 12 consecutive months, to perform the duties for which he was responsible immediately before the onset of his incapacity, followed by his failure to return to performance of his duties with the Company within thirty (30) days after written Notice of Termination due to Disability is given to him. To assist the physician in making such a determination, the Employee shall, as reasonably requested by the physician,
(i) make himself available for medical examinations, without cost to the Employee, by such physician chosen by the Board and approved by the Employee, whose approval shall not unreasonably be withheld, and (ii) grant for purposes of this Agreement such physician access to all relevant medical information concerning him, arrange to furnish copies of medical records to such physician, and use his best efforts to cause his own physicians to be available to discuss his health with such physician. The determination of the physician chosen in accordance with the preceding sentence shall be made in writing to the Company and the Employee and be final and binding on the Company and the Employee for purposes of this Agreement.



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                     (c) TERMINATION BY THE COMPANY FOR CAUSE. The Employee's
employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the Employee's conviction of a crime involving actual dishonesty against the Company or any of its affiliates, (ii) gross negligence or gross misconduct by the Employee against the Company or another employee, or in carrying out his duties and responsibilities, or (iii) a breach of the provisions of Section 6(a) or (b) hereof that is harmful to the Company or any of its affiliates. In any case described in this Section 5(c), the Board shall give the Employee written notice, in accordance with Section 5(e), that the Company intends to terminate his employment for Cause (the "Preliminary Cause Notice"). The Preliminary Cause Notice shall specify the particular act or acts or failure to act that is or are the basis for the decision to so terminate the Employee's employment for Cause. The Board shall give the Employee, together with counsel, an opportunity to meet with the Board to defend such act or acts or failure to act within 30 calendar days of the Employee's receipt of such notice and to correct such act or failure to act within 30 business days following such meeting. If the Employee fails to correct such act or failure to act within the 30 business days following the meeting, the Employee's employment by the Company shall be terminated under this Section 5(c) for Cause as of the Date of Termination.

                     (d) COMPENSATION UPON TERMINATION WITHOUT CAUSE OR FOR DISABILITY.

                     (i) On or Prior to July 1, 2001. If the Company terminates the Employee's employment hereunder on or before July 1, 2001 other than for Cause (excluding non-renewal of this Agreement in accordance with Section 2 hereof) or for the Employee's Disability (in accordance with Section 5(b) hereof):

                     (A) In addition to the amounts paid to the Employee pursuant to Section 5(a) and a cash bonus in an amount equal to the pro rata portion of the actual incentive payment that the Employee would have received for the year in which the Date of Termination occurs but for such termination, in lieu of any further salary payments to the Employee for any period subsequent to the Date of Termination, the Company shall pay to the Employee the greater of (1) the amount equal to the Employee's annual Base Salary in effect as of the Date of Termination for the period equal to the number of months (and portions thereof) from the Date of Termination until July 1, 2001 (the "Remaining Term"), or (2) the amount equal to the product of (x)
         1.5 and (y) 18 months' Base Salary. For purposes of this Section 5(d)(i), the "Continuation Period" shall be the Remaining Term or the 18 month period referred to in clause 2, as applicable. Except as provided in Section 7, the applicable amount described in this Paragraph (A) shall be paid in substantially equal monthly payments during the Continuation Period, except that the Company may determine, in its sole discretion, to pay such amount (or any portion remaining during such period if periodic payments have commenced) in a single lump sum in cash or, if so requested by the Employee, in two lump sums.

                     (B) For the Continuation Period, the Company shall continue to provide the Employee (and his eligible dependents, if any) with (1) group health and life insurance benefits and long-term disability insurance coverage (or the economic equivalent thereof)




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         at the level in effect on the Date of Termination, (2) the perquisite allowance referred to in Section 4(c) (iv), and (3) the benefits referred to in Sections 4(e) and 4(f); provided that if the Employee is employed by another employer during the Continuation Period such benefits and insurance coverage shall cease on the date of employment by an employer other than the Company, and further provided that, at the expiration of the Continuation Period, the Employee (and his eligible dependents, if any) shall be entitled to the full period of coverage provided him under Section 4980B of the Internal Revenue Code of 1986, as amended, unless other employment has been obtained.

                     (C) The Company shall reimburse the Employee for actual costs incurred in seeking reemployment, including costs of outplacement services up to a maximum of $25,000.

                     (ii) After July 1, 2001. If the Company terminates the Employee's employment hereunder after July 1, 2001 other than for Cause (including non-renewal of this Agreement in accordance with Section 2 hereof) or for the Employee's Disability (in accordance with Section 5(b) hereof), in addition to the amounts paid to the Employee pursuant to Section 5(a), in lieu of any further salary payments to the Employee subsequent to the Date of Termination, the Company shall continue to pay the Employee that year's prorated bonus and his Base Salary and to provide the benefits described in
Section 5(d)(i)(B) above for the 15-month period following the Date of Termination.

                     (e) NOTICE OF TERMINATION; DATE OF TERMINATION. Any termination of the Employee's employment, other than by reason of his death, shall be communicated by the terminating party by a written notice of termination (the "Notice of Termination"). The Notice of Termination shall (i) indicate the specific termination provision in this Agreement upon which the termination is based, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (iii) specify the Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean
(i) if the Employee's employment is terminated by his death, the date of his death, and (ii) in all other cases, the later of the date of actual receipt of the Notice of Termination and the date specified in such notice. The Date of Termination shall not occur prior to the completion of the cure period described in Section 5(c) if termination is for Cause.

                     (f) During any period in which the Employee is receiving payments from the Company following the Employee's termination of employment, the Employee will be available from time to time as may be reasonably requested by the Company to provide consulting services to the Company.

                  6. COVENANTS

                     (a) CONFIDENTIALITY. The Employee acknowledges that he has acquired and will acquire confidential information respecting the business of the Company. Accordingly, the Employee agrees that he will not willfully disclose, at any time (during the employment term or thereafter), any such confidential information to any unauthorized third party without the consent of the Company as authorized by the Board. For this purpose, information shall



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be considered confidential only if such information is proprietary to the
Company and has not been made publicly available prior to its disclosure by the Employee.

                     (b) COMPETITIVE ACTIVITY. (i) If the Employee's employment hereunder is terminated, the Employee shall not, without the written consent of the Board, during (A) the Continuation Period (in the case of a termination entitling the Employee to severance under Section 5(d)(i)), (B) the fifteen month period following the Date of Termination (in the case of a termination entitling the Employee to severance under Section 5(d)(ii)) or (C) the eighteen month period following the Date of Termination (in the case of all other terminations of employment), directly, individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business operation or any enterprise that engages in the business(es) of the Company or any of the affiliated companies or operating companies of the Company, which is in direct competition with the Company or its affiliates, including, without limitation, a purchasing cooperative of the Company or its affiliated companies that engages in the food service distribution business or fast food vending (whether retail or wholesale) business. The ownership of an interest constituting not more than 5% of the outstanding debt or equity in a corporation the shares of which are traded on a recognized stock exchange or trade in the over-the-counter market, even though that corporation may be a competitor of the Company or any of its subsidiaries, shall not be deemed financial participation in a competitor or from being employed by any person or entity where the services performed by the Employee are not in furtherance of such person or entity's competition with the Company.

                     (ii) The Employee shall not, without the written consent of the Board, during the employment term and for eighteen months following the Date of Termination, directly or indirectly, either for his own benefit or for the benefit of any other person, solicit to take away, or take away any customers doing business with the Company on the Date of Termination or who were being solicited to become customers as of the Date of Termination or recruit, induce, or encourage any employee of the Company or any affiliate of the Company to terminate such employee's employment with the Company or such affiliate, except that nothing herein shall prohibit the Employee from giving a reference or a recommendation to any third party with respect to any such employee.

                     (c) REMEDY FOR BREACH AND MODIFICATION. The Employee acknowledges that the confidentiality and competitive activities provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court with proper jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such provisions, and no bond or security will be required in connection therewith. If any provision of this
Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

                     (d) Any termination of the Employee's employment or of this Agreement shall have no effect on the continuing operation of this Section 6.



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SECTION 280G PAYMENTS. If the aggregate present value of the Employee's payments under this Agreement, and any plan, program, or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Section 280G(b) (1) of the Internal Revenue Code of 1986, as amended (the "Code")) and the excise tax on such payment would cause the net parachute payments (after taking into account federal, state and local income and excise taxes) to which the Employee otherwise would be entitled to be less than what the Employee would have netted (after taking into account federal, state and local income taxes) had the present value of his total parachute payments equaled $1.00 less than three times his "base amount" (within the meaning of Code Section 280G(b)(3)(A)), the Employee's total "parachute payments" (within the meaning of Code Section 280G(b)(2)(A)) shall be reduced (by the minimum possible amount) so that their aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, it shall be assumed that the Employee's tax rate will be the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section 1(g), if applicable. If the Employee and the Company are unable to agree as to the amount of the reduction described above, if any, the Employee shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the change in control that resulted in the characterization of the payments as parachute payments) by the Company regarding federal income tax or employee benefit matters and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding upon the Employee and the Company.

                  7. INDEMNIFICATION. The Company shall indemnify, defend, and hold the Employee harmless, to the maximum extent permitted by law, from any and all claims, litigation, or suits arising out of the activities of the Employee reasonably taken in the performance of his duties hereunder, including all reasonable expenses and professional fees that may relate thereto. The Company shall obtain a directors and officers liability insurance policy covering the Employee in a sufficient amount to provide such indemnification if such coverage is available on commercially reasonable terms and shall maintain such policy during the employment term (and for so long thereafter as is practicable in the circumstances taking into account the availability of such insurance). If a policy cannot be obtained or upon the lapse of such policy, to the fullest extent permitted by law, the Company will retain counsel to defend the Employee or will advance legal fees and expenses to the Employee for counsel select by the Employee in connection with any litigation or proceeding relating to his service to or for the Company and its affiliates. The Company's indemnification obligations shall cover the Employee's activities consulting for the Company and shall survive the expiration of this Agreement.

                  8. MISCELLANEOUS.

                     (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that State.

                     (b) NOTICE. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:


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                                 To the Employee, to his attention at:

                                 7120 Lago Drive West
                                 Coral Gables, Florida 33134
                                 Telephone:  (305) 667-6740
                                 Telecopy:  (305) 669-0671

                                 To the Company:

                                 AmeriServe Food Distribution, Inc.
                                 14841 Dallas Parkway
                                 Dallas, Texas 75240-2100
                                 Attention:  General Counsel
                                 Telephone:  (972) 338-7000
                                 Telecopy:  (972) 338-6815

                                 With copies (in the case of notice to the
                                        Employee) to:

                                 Joel I. Greenberg, Esq.
                                 Kaye, Scholer, Fierman, Hays & Handler, LLP
                                 425 Park Avenue
                                 New York, New York 10022
                                 Telephone:  (212) 836-8201
                                 Telecopy:  (212) 836-8689

                     (c) ENTIRE AGREEMENT; AMENDMENT. This Agreement shall supersede any and all existing agreements and understandings between the Employee and the Company or any of its affiliates and between the Employee and ProSource, Inc. or any of its affiliates relating to the terms of the Employee's employment, including without limitation, the Prior Agreement. This Agreement may not be amended except by a written agreement signed by both parties.

                     (d) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                     (e) ASSIGNMENT. Except as otherwise provided in this
Section 9(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Employee and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger, or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged, or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange, or transfer (the provisions of this sentence also being applicable to any successive such transaction).


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                     (f) HEADINGS. Section headings are used herein for
convenience of reference only and shall not affect the meaning of any provision of this Agreement.

                     (g) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

                     (h) ATTORNEY'S FEES. The Company shall reimburse the Employee, to the extent permitted by law, for the reasonable attorney's fees and expenses which the Employee may reasonably incur as a result of any contest by the Employee in enforcing his rights under this Agreement, provided that the Employee is the prevailing party. The Company shall promptly reimburse the Employee for all amounts due under this Paragraph.

                     (i) NO MITIGATION, REDUCTION OR OFFSET. The Employee shall not be required to mitigate the amount of any severance or termination payment provided for in this Agreement by seeking other employment or otherwise. Except as expressly provided in Section 5(d)(i)(B) and provided that the Employee complies with Section 6 hereof during all relevant time periods, the amount of any payment of benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer or by any compensation or benefits paid by the Company or any other employer. No payments to the Employee under this Agreement may be subject to any manner of offset or setoff or shall be reduced by any amounts the Employee may owe to the Company or its subsidiaries or by any claims that the Company may have against the Employee.

                     (j) All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash or cash equivalents and shall be the responsibility of the Company and its Parent.



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                  IN WITNESS WHEREOF, the parties hereto have duly executed
this Agreement as of the day and year first above written.

                                     By and on behalf of

                                     AMERISERVE FOOD DISTRIBUTION, INC.

                                     By: /s/GUNNAR KLINTBERG
                                        ------------------------------------
                                          Name:    Gunnar Klintberg
                                          Title:   Vice President



                                     THOMAS C. HIGHLAND



                                     /s/THOMAS C. HIGHLAND
                                     ---------------------------------------






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